EXHIBIT 3(A)


                            PEOPLES ENERGY CORPORATION


                          ACTION OF THE BOARD OF DIRECTORS

                        BY WRITTEN CONSENT IN LIEU OF MEETING



          The Board of Directors of the Company has taken the

following action by unanimous written consent:

                    RESOLVED, That Section 3.1 of Article
          III of the By-Laws of the Company be, and it hereby is, amended by deleting said Section in its entirety and substituting the following in lieu thereof:

                           ARTICLE III
                     Directors and Committees

                    SECTION 3.1.  Number and Election.
          The business and affairs of the Company shall be managed and controlled by a Board of Directors, eleven (11) in number, none of whom need to be a shareholder, which number may be altered from time to time by amendment of these by-laws, but shall never be less than three
          (3).  Except as provided in the Articles of
          Incorporation, the directors shall be elected by the shareholders entitled to vote at the annual meeting of such shareholders and each director shall be elected to serve for a term of one (1) year and thereafter until a successor shall be elected and shall qualify.
          Only persons who are nominated in accordance with the procedures set forth in this section shall be eligible to be nominated as directors at any meeting of the shareholders of the Company. At any meeting of the shareholders of the Company, nominations of persons for election to the Board of Directors may be made
          (1) by or at the direction of the Board of Directors or (2) by any shareholder of the Company who is a holder of record at the time of giving the notice provided for in this section, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this section. For a nomination to be properly brought before a shareholders' meeting by a shareholder, timely written notice shall be made to the Secretary of the Company. The shareholder's notice shall be delivered to, or mailed and received at, the principal office of the Company no less than 60 days nor more than 90 days prior to the meeting; provided, however, in theevent that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further, however, notice by the shareholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The shareholder's notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person's written consent to being named as a nominee and to serving as a director if elected), and (2) (a) the name and address, as they appear on the Company's books, of the shareholder, (b) the class and number of shares of capital stock of the Company owned by the shareholder, and (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.
          The shareholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this section. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by this section, the nomination shall not be accepted.

                   and

                    RESOLVED FURTHER, That William J.
          Brodsky be, and he hereby is, elected a
          director of the Company, to serve until the next annual election of directors of this Company or until his successor is duly elected and qualified.
             IN WITNESS WHEREOF, the Board of Directors PEOPLES

ENERGY CORPORATION has caused this Written Consent to be executed as of July 1, 1997.



    /s/ Pastora San Juan Cafferty               /s/ J. Bruce Hasch
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   /s/ Frederick C. Langenberg                 /s/ Homer J. Livingston, Jr.
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   /s/  William G. Mitchell                      /s/  Earl L.Neal
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     /s/ Michael S. Reeves                      /s/ Richard E. Terry
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     /s/  Richard P. Toft                       /s/  Arthur R. Velasquez
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